Filed Pursuant to Rule 424(b)(5)
Registration No. 333-153631

CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of
Title of Each Class of Securities to be Offered	Offering Price	Registration Fee (1)
8.625% Senior Notes due 2014	$300,000,000	$16,740
9.750% Senior Notes due 2019	$700,000,000	$39,060
Total	$1,000,000,000	$55,800(2)

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.
(2)	Includes $26,482 that has already been paid with respect to $500,000,000 aggregate initial offering price of securities that were previously registered pursuant to Registration Statement No. 333-127677, and were not sold thereunder.

Prospectus Supplement dated March 16, 2009
To prospectus dated September 23, 2008

$1,000,000,000

Smith International, Inc.

$300,000,000  8.625% Senior Notes due 2014
$700,000,000  9.750% Senior Notes due 2019

We are offering $300,000,000 aggregate principal amount of our 8.625% Senior Notes due 2014 (the “2014 notes”) and $700,000,000 aggregate principal amount of our 9.750% Senior Notes due 2019 (the “2019 notes”). We use the term “notes” to refer to both series of notes collectively.

The 2014 notes will mature on March 15, 2014, and the 2019 notes will mature on March 15, 2019. We will pay interest on the notes of each series on March 15 and September 15 of each year, beginning September 15, 2009. We may redeem some or all of the notes at any time at the redemption prices described under “Description of the Notes—Optional Redemption” beginning on page S-13 of this prospectus supplement. We will also pay accrued interest to the date of any redemption.

The notes will be unsecured and will rank equally with all of our other senior indebtedness from time to time outstanding. The notes will not be guaranteed by any of our subsidiaries. The notes will be effectively junior to all existing and future indebtedness and other liabilities of our subsidiaries and all future secured indebtedness, if any. The notes will not be entitled to the benefit of any sinking fund.

Investing in the notes involves risks which are described in “Risk Factors” beginning on page S-6 of this prospectus supplement.

		Underwriting discounts
	Price to public(1)	and commissions	Proceeds to us(1)

Per 2014 note	99.672%	0.600%	99.072%
Per 2019 note	99.952%	0.650%	99.302%
Total	$998,680,000	$6,350,000	$992,330,000

(1)	Before expenses and plus accrued interest, if any, from March 19, 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes, in registered book-entry form only, through the facilities of The Depository Trust Company and its direct and indirect participants on or about March 19, 2009.

Joint Book-Running Managers
J.P. Morgan
CALYON
Banc of America Securities LLC
Wachovia Securities

Co-Managers

DnB NOR Markets	Fortis Securities LLC

The date of this prospectus supplement is March 16, 2009.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of the respective dates on the front of those documents or earlier dates specified herein or therein. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under the shelf process, we may, from time to time, issue and sell to the public any combination of the securities described in the accompanying prospectus up to an indeterminate amount, of which this offering is a part.

This prospectus supplement describes the specific terms of the notes we are offering and certain other matters relating to us. The accompanying prospectus gives more general information about securities we may offer from time to time, some of which does not apply to the notes we are offering. Generally, when we refer to the prospectus, we are referring to this prospectus supplement combined with the accompanying prospectus. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

S-ii

FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein and therein are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements can generally be identified as such because of the context of the statement or because the statement will include words such as we “intend,” “plan,” “may,” “should,” “will,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “continue,” “potential,” “opportunity,” “project,” similar terms or words of similar import. Similarly, statements that describe our future plans, objectives or goals or future revenues or other financial metrics are also forward-looking statements. These statements are based on certain assumptions and analyses that we believe are appropriate under the circumstances. Management believes these forward-looking statements are reasonable. However, we cannot guarantee that we actually will achieve these plans, intentions or expectations. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any of them in light of new information, future events or otherwise. Such forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those anticipated as of the date of this prospectus supplement, the accompanying prospectus or the documents we incorporate by reference herein and therein, as applicable. These risks, uncertainties and factors that could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	the deterioration in the global business environment;
•	general global economic and business conditions;
•	the financial and credit market environment;
•	the level of oil and natural gas exploration and development activities;
•	global economic growth and activity;
•	political stability and policies of oil-producing countries;
•	finding and development costs of operations;
•	decline and depletion rates for oil and natural gas wells;
•	regulatory compliance costs;
•	seasonal weather conditions;
•	industry conditions; and
•	changes in laws or regulations.

While it is not possible to identify all factors, our forward-looking statements are subject to general economic and business conditions, industry conditions, changes in laws or regulations and other risk factors that include, but are not limited to, those discussed in the “Risk Factors” section beginning on page S-6 of this prospectus supplement, as well as additional disclosures described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, many of which are beyond our ability to control or predict. The risks described in the “Risk Factors” section of this prospectus supplement could cause our actual results to differ from those described in, or otherwise implied by, the forward-looking statements.

These risks and uncertainties should be considered in evaluating these forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements in this section. You should not unduly rely on these forward-looking statements, which speak only as of the date such statements are made. You should, however, review the factors and risks we describe in the reports we file from time to time with the SEC.

S-iii

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement and all of the exhibits and schedules thereto. For further information about us, you should refer to the registration statement of which the accompanying prospectus is a part. Summaries of agreements or other documents in this prospectus supplement and the accompanying prospectus are not necessarily complete. Please refer to the exhibits to the registration statement for complete copies of such documents.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330.

Our common stock is listed on the New York Stock Exchange under the trading symbol “SII.” Our reports, proxy statements and other information may be read and copied at the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all the securities described in this prospectus supplement are sold:

•	our annual report on Form 10-K for the year ended December 31, 2008; and

•	our current reports on Form 8-K filed with the SEC on March 9, 2009 and March 13, 2009.

You may request a copy of these filings, other than exhibits to those documents that are not specifically incorporated by reference in this prospectus supplement and the accompanying prospectus, at no cost, by writing or calling us at:

Smith International, Inc.
16740 East Hardy Road
Houston, Texas 77032
Attention: Investor Relations
(281) 443-3370

We maintain a website which can be found at http://www.smith.com. We make our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and the amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 available on our website. Unless specifically incorporated by reference in this prospectus supplement or the accompanying prospectus, information that you may find on our website is not part of this prospectus supplement.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information from this prospectus supplement, the accompanying prospectus or the documents incorporated by reference and should be read together with the information contained in other parts of this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference. You should read carefully the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of this offering. You should read “Risk Factors” beginning on page S-6 of this prospectus supplement for more information about important risks that you should consider before buying the notes to be issued in connection with this offering. Unless the context requires otherwise or as otherwise indicated, “Smith,” “Company,” “we,” “us,” “our” or similar terms in this prospectus supplement refer to Smith International, Inc. and its subsidiaries on a consolidated basis.

Smith International, Inc.

Smith International, Inc. is a leading global provider of premium products and services used during the drilling, completion and production phases of oil and natural gas development activities. We have experienced significant business growth influenced by a combination of technology investment, geographic and product expansion and strategic acquisitions.

On August 25, 2008, we acquired all of the outstanding equity interests of W-H Energy Services, Inc., or W-H, a publicly-traded Texas corporation, in exchange for total consideration of $3.3 billion. The W-H operations provide key drilling-related product technologies, including directional drilling, measurement-while-drilling and logging-while-drilling services. The acquired business offerings also include products and services used by exploration and production companies to complete and produce wells, specifically coiled tubing services, cased-hole wireline and other related applications. From a geographic perspective, the W-H business base is largely concentrated in the United States.

Our business is segregated into three operating divisions, M-I SWACO, Smith Oilfield and Distribution, which is the basis upon which we report our results. In addition to the W-H operations discussed above, we provide a comprehensive line of technologically-advanced products and engineering services, including drilling and completion fluid systems, solids-control and separation equipment, waste-management services, oilfield production chemicals, three-cone and diamond drill bits, borehole enlargement services, tubulars, packers, liner hangers, fishing services and casing exit and multilateral systems. We also offer supply-chain management solutions through an extensive North American branch network providing pipe, valves and fittings as well as mill, safety and other maintenance products.

Smith International, Inc. was incorporated in the state of California in January 1937 and reincorporated under Delaware law in May 1983. Our executive offices are headquartered at 16740 East Hardy Road, Houston, Texas 77032 and our telephone number is (281) 443-3370.

Recent Developments

On March 9, 2009, we entered into a $525.0 million senior unsecured term loan facility with a group of financial institutions. The funding of the term loan facility is contingent upon securing additional cash proceeds of $375.0 million through either a public or private funding transaction prior to June 5, 2009, and our use of the proceeds from this offering and the term loan facility is described under “Use of Proceeds.” On March 3, 2009, with the consent of our lenders, we amended the debt-to-capitalization covenant under an existing $1.0 billion senior unsecured term loan facility and $400.0 million U.S. revolving credit facility to increase the maximum debt-to-capitalization financial covenant ratio to a maximum of 45 percent.

The Offering

Issuer	Smith International, Inc.

Securities Offered	$300.0 million aggregate principal amount of 8.625% Senior Notes due 2014 and $700.0 million aggregate principal amount of 9.750% Senior Notes due 2019.

Maturity	The 2014 notes will mature on March 15, 2014 and the 2019 notes will mature on March 15, 2019.

Interest Payment Dates	March 15 and September 15 of each year, commencing September 15, 2009.

Ranking	The notes will:

• be senior unsecured indebtedness;

• rank equally in right of payment with all our other existing and future senior indebtedness;

• be senior in right of payment to all our subordinated indebtedness; and

• be effectively junior in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries and all future secured indebtedness, to the extent of the value of the assets securing such indebtedness, if any.

Optional Redemption	The notes will be redeemable in whole or in part, at our option at any time, at redemption prices as set forth in this prospectus supplement under “Description of the Notes—Optional Redemption.”

Change of Control Repurchase Event	Upon the occurrence of a Change of Control Repurchase Event (as defined herein), each holder of notes may require us to repurchase all or a portion of such holder’s notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued interest to the repurchase date. See “Description of the Notes—Repurchase at the Option of Holders Upon Change of Control Repurchase Event.”

Ratings	The notes have been assigned ratings of:

• BBB+ by Standard & Poor’s Ratings Services; and

• Baa1 by Moody’s Investors Service, Inc.

These agencies will continue to monitor our debt ratings and will make future adjustments to the extent warranted. A rating reflects only the views of the agency and is not a recommendation to buy, sell or hold the notes. We cannot guarantee that these ratings will be retained for any given period of time, and they may be revised downward or withdrawn entirely by either of the agencies if, in its judgment, circumstances so warrant. Any downward revision or withdrawal of any rating may have an adverse effect on the market price or marketability of the notes.

Covenants	We will issue the notes under an indenture and its supplement containing two principal restrictive covenants for the benefit of holders of notes. These covenants restrict our ability to:

• incur indebtedness secured by liens; and

• engage in sale and lease-back transactions.

Use of Proceeds	We intend to use the net proceeds of approximately $991.2 million from this offering, together with net proceeds from the funding of our new $525.0 million senior unsecured term loan facility of approximately $519.7 million, (1) to repay all of our outstanding $1.0 billion senior unsecured bridge loan facility which was used to fund a portion of the cash consideration of the W-H acquisition, (2) to repay outstanding indebtedness under our U.S. revolving credit facility, which as of March 13, 2009 was $235.0 million and (3) to the extent such proceeds are sufficient, for general corporate purposes.

Trustee	The trustee under the indenture and its supplement governing the notes is The Bank of New York Mellon.

DTC Eligiliblity	The notes will be represented by global notes in fully registered form, without coupons, deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company (“DTC”). Beneficial interests in a global note are shown on, and transfers of the global notes will be effected only through, records maintained by DTC and its direct or indirect participants. See “Description of the Notes—Book-Entry Delivery and Settlement.”

Form and Denomination	The notes will be issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess of $2,000.

Trading	The notes will not be listed on any securities exchange or included in any automated quotation system. The notes will be new securities for which there is currently no public market.

Additional Issuances	We may, without notice to or the consent of the holders or beneficial owners of the notes, create and issue additional notes and/or notes having the same ranking, interest rate, maturity and other terms as the notes.

Risk Factors	See “Risk Factors,” and other information included or incorporated by reference in this prospectus supplement for a discussion of the factors you should carefully consider before deciding to invest in the notes.

Summary Historical Consolidated Financial Data

The following table sets forth certain selected historical consolidated financial data. The selected operating and financial data as of and for each of the five years for the period ended December 31, 2008 have been derived from our audited consolidated financial statements, some of which appear in our annual report on Form 10-K for the year ended December 31, 2008. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto in our annual report on Form 10-K for the year ended December 31, 2008, which are incorporated by reference herein.

Years ended December 31,
(in thousands, except per share and ratio data)	2004(1)	2005	2006	2007	2008(8)

Statement of Operations Data:
Revenues:
Oilfield	$3,236,339	$3,978,999	$5,387,738	$6,632,569	$8,032,139
Distribution	1,182,676	1,600,004	1,945,821	2,131,761	2,738,699

Total	4,419,015	5,579,003	7,333,559	8,764,330	10,770,838
Cost of Revenues:
Oilfield	2,094,797	2,562,318	3,378,281	4,119,137	5,069,274
Distribution	972,279	1,331,547	1,611,007	1,789,536	2,272,648

Total	3,067,076	3,893,865	4,989,288	5,908,673	7,341,922
Gross profit	1,351,939	1,685,138	2,344,271	2,855,657	3,428,916
Operating expenses	913,175	1,014,577	1,264,190	1,485,860	1,786,504

Operating income	438,764	670,561	1,080,081	1,369,797	1,642,412
Interest expense, net	37,462	42,754	59,985	65,922	86,391
Income tax provision	129,721	202,743	326,674	408,471	505,892
Minority interests	89,130	122,759	191,416	248,353	282,845

Net income	$182,451	$302,305	$502,006	$647,051	$767,284

Earnings per share(2)
Basic	$0.90	$1.50	$2.51	$3.23	$3.70
Diluted	0.89	1.48	2.49	3.20	3.68
Other Data:
Depreciation and amortization	$106,493	$117,722	$150,384	$193,296	$263,443
Capital expenditures, net(3)	$90,770	$151,419	$272,727	$310,776	$369,774
Ratio of earnings to fixed charges(4)	9.50	12.76	14.78	16.66	15.82
Ratio of earnings to fixed charges, as adjusted(5)	7.80	10.84	13.15	14.74	13.81
Pro forma ratio of earnings to fixed charges(6)	—	—	—	—	7.31

December 31,
(in thousands, except per share data)	2004	2005	2006	2007	2008

Balance Sheet Data:
Current assets	$2,019,632	$2,437,231	$3,271,027	$3,727,735	$5,086,384
Total assets	3,506,778	4,059,914	5,335,475	6,061,880	10,816,224
Current liabilities	887,357	933,153	1,379,468	1,173,300	2,933,432
Total debt	599,173	744,507	1,088,632	985,105	2,806,821
Stockholders’ equity	1,400,811	1,578,505	1,986,937	2,594,897	4,549,339
Cash dividends declared per common share(7)	–	0.24	0.32	0.40	0.48

(1)	The 2004 results include a $31.4 million, or $0.10 per share, litigation-related charge associated with a patent infringement suit.

(2)	The 2004 earnings per share amounts have been restated for the impact of a two-for-one stock dividend distributed on August 24, 2005.

(3)	Capital expenditures are presented net of any proceeds arising from lost-in-hole sales and sales of fixed asset equipment replaced.

(4)	For purposes of computing the ratio of earnings to fixed charges: “earnings” consist of “income before income taxes and minority interests,” which includes earnings allocable to the minority interest ownership partners, plus fixed charges. “Fixed charges” consist of interest expensed and capitalized, amortized discounts and capitalized expenses related to indebtedness and the portion of rental expense estimated to represent a reasonable approximation of the interest component.

(5)	We derive a substantial portion of our earnings from M-I SWACO and other majority-owned joint venture operations, which are properly consolidated for financial reporting purposes. We have supplemented the required disclosure and adjusted the ratio of earnings to fixed charges calculation to eliminate our minority partners’ ownership interest in “earnings” and “fixed charges” in order to reflect coverage levels on a Company-only basis. Management believes disclosure of the ratio of earnings to fixed charges, as adjusted, provides useful information to investors when viewed with the non-adjusted ratio because it provides a more complete understanding of our ability to meet our fixed obligations than the non-adjusted ratio alone. The ratio of earnings to fixed charges, as adjusted, should be viewed in addition to, and not as an alternative for, our non-adjusted ratio presented in footnote (4) above.

(6)	The pro forma ratio of earnings to fixed charges assumes that our acquisition of W-H Energy Services, Inc. and the application of the proceeds from this offering occurred on January 1, 2008.

(7)	In 2005, our board of directors approved a regular quarterly cash dividend program.

(8)	The 2008 results include the operations of W-H Energy Services, Inc., following the date of its acquisition on August 25, 2008.

RISK FACTORS

An investment in our notes involves risks. Before making a decision to invest in the notes offered hereby, you should carefully consider the risks described below, the risk factors included in Part I, Item 1A “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2008, together with all of the other information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. If any of these risks were to occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the value of the notes could decline, and you could lose all or part of your investment.

Risks related to the Notes

We rely on access to short-term money markets and longer-term capital markets to finance capital requirements and support liquidity needs, and access to those markets can be adversely affected, particularly if we are unable to maintain an investment-grade credit rating, which could adversely affect our cash flows or restrict business, and could adversely affect the holders of the notes.

Our operations are financed to a degree through debt. The maturity and repayment profile of debt used to finance investments often does not correlate to cash flows from assets. Accordingly, we rely on access to both short-term money markets and longer-term capital markets as a source of liquidity for capital requirements not satisfied by the cash flow from operations and to fund investments originally financed through debt. Our senior unsecured long-term debt is currently rated investment-grade by various rating agencies. If the rating agencies were to rate us below investment-grade, our borrowing costs would increase, perhaps significantly. In addition, we would likely be required to pay a higher interest rate in future financings, and our potential pool of investors and funding sources could decrease. Such developments also could adversely affect the holders of the notes.

Our financial condition is impacted by the earnings of our subsidiaries.

A substantial portion of our business is conducted through our subsidiaries. We rely on dividends or other distributions from our subsidiaries to meet our obligations for payment of principal and interest on our outstanding debt obligations and corporate expenses. Consequently, our ability to repay our debt, including the notes, depends, in part, on the earnings of our subsidiaries, as well as our ability to receive funds from our subsidiaries through dividends or other payments or distributions. The ability of our subsidiaries to pay dividends, repay intercompany debt or make other advances to us is subject to restrictions imposed by applicable laws (including bankruptcy laws), tax considerations and the terms of agreements governing our subsidiaries. Our foreign subsidiaries in particular may be subject to currency controls, repatriation restrictions, withholding obligations on payments to us, and other limits. If we do not receive such funds from our subsidiaries, we may be unable to pay interest or principal on the notes when due.

Our cash flow from the dividends or distributions that we receive from our joint ventures and less than wholly-owned subsidiaries is limited to our proportionate ownership in our joint ventures and subsidiaries.

We derive a substantial portion of our earnings from joint ventures and subsidiaries in which we own less than 100% of the equity, and the equity interests of our joint venture partners or other shareholders in any dividend or other distribution made by these entities would need to be satisfied on a proportionate basis with us. Our most notable joint venture is M-I SWACO, in which we own a 60% equity interest. These joint ventures and less than wholly-owned subsidiaries may also be subject to restrictions on their ability to distribute cash to us in their financing or other agreements and, as a result, we may not be able to access their cash flow to service our debt obligations, including in respect of the notes.

The notes will be effectively junior to all secured indebtedness unless they are entitled to be equally and ratably secured.

The notes are our unsecured obligations and rank equally with all our other unsecured indebtedness. However, the notes will be effectively subordinated to any secured debt we may incur in the future to the extent of the value of the assets securing such debt. In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, any debt that ranks ahead of the notes will be entitled to be paid in full from our assets before any payment may be made with respect to the notes. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same ranking as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we may not have sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, ratably, than holders of secured indebtedness, if any.

Our right to participate in any distribution of assets of any subsidiary that we wholly or partially own upon such subsidiary’s insolvency, liquidation, reorganization, dissolution or other winding-up, and the ability of holders of the notes to benefit indirectly from such a distribution, is subject to the prior claims of creditors of that subsidiary, except to the extent that we are recognized as a creditor of that subsidiary.

The notes are general unsecured obligations of Smith International, Inc., which is a legal entity separate and distinct from our subsidiaries, and holders of the notes will be able to look only to us for payments on the notes. In addition, our right to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise, and the ability of holders of the notes to benefit indirectly from such a distribution, is subject to the prior claims of creditors of that subsidiary, except to the extent that we are recognized as a creditor of that subsidiary. A substantial portion of our business is conducted through our subsidiaries, and all obligations of our subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us.

We may incur additional indebtedness ranking equal to the notes.

If we incur any additional debt that ranks equally with the notes, including trade payables, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you.

We may not have sufficient funds to purchase the notes upon a change of control repurchase event and this covenant provides limited protection to investors.

If we experience a Change of Control Repurchase Event, we may not have sufficient financial resources available to satisfy our obligations to repurchase all notes or portions of notes properly tendered. Furthermore, debt agreements to which we are a party at such time may contain restrictions and provisions limiting our ability to repurchase the notes. Our failure to repurchase the notes as required under the supplemental indenture governing the notes would result in a default under the supplemental indenture and indenture, which could have material adverse consequences for us and the holders of the notes.

There is no established trading market for the notes and there may never be one.

The notes are new securities for which currently there is no established trading market. We do not currently intend to apply for listing of the notes on any securities exchange or for the quotation of the notes in any automated dealer quotation system. The liquidity of any market for the notes will depend on the number of holders of the notes, the interest of securities dealers in making a market in the notes and other factors. We have been informed by the underwriters that they currently intend to make a market in the notes after this offering is completed. However, the underwriters may cease their market-making at any time. Accordingly, we cannot assure you as to the development of liquidity of any market for the notes. Further, if markets were to develop, the market price for the notes may be adversely affected by changes in our financial performance, changes in the overall market for similar securities, current ratings for the notes and performance or prospects for companies in our industry.

Risks related to our Business

The significant deterioration in the global business environment and related factors could adversely impact our financial condition and results of operations.

The recent significant deterioration in the global business environment has led to a significant reduction in commodity prices, which has contributed to lower cash flow generation for exploration and production companies. In addition, a reduction in the availability and increased cost of financing has had a significant impact on a number of our customers. These factors have contributed to and could continue to contribute to a material decline in our customers’ spending levels which may continue or accelerate. A continued reduction in the level of future investment could have a material adverse effect on our results of operations, financial position and cash flows.

Moreover, if the business environment and/or the market value of our common stock decline further, we may be required to record a goodwill impairment loss, which could have a material adverse effect on our results of operations and our compliance with applicable debt covenants.

The current financial and credit market environment may impact our ability to finance our business operations and may limit our ability to expand our business through acquisition.

The recent significant deterioration in global financial and credit markets has at times limited availability of financing and has increased its cost when available.

As a result of the W-H acquisition, we have substantially increased our debt. Currently, we believe we have access to the credit and capital markets, albeit at higher cost than our existing debt. However, there is no assurance that we will continue to have access to the debt markets at a reasonable cost or in amounts required by us.

Any inability to access the credit and capital markets could limit our ability to make significant business acquisitions, including transactions under the applicable provisions of our joint venture agreements in which the partners may offer to sell us their ownership interests in the joint ventures. In addition, we may need waivers of applicable debt covenants or be required to issue equity securities, resulting in dilution to our existing stockholders, or sell assets. Our ability to access the debt and/or equity capital markets may be restricted or limited at such time, which could have an impact on our flexibility to pursue these opportunities. The failure to pursue these opportunities, or the consequences of seeking waivers, issuing equity or selling assets could have a material adverse effect on our future results of operations, financial position or cash flows.

We are dependent on the level of oil and natural gas exploration and development activities.

Demand for our products and services is dependent upon the level of oil and natural gas exploration and development activities. The level of worldwide oil and natural gas development activities is primarily influenced by the price of oil and natural gas, as well as price expectations. The current state of world economies could lead to further weakness in exploration and production spending levels, further reducing demand for our products and services and adversely impacting future results. In addition to oil and natural gas prices, the following factors impact exploration and development activity and may lead to significant changes in worldwide activity levels:

•	overall level of global economic growth and activity;

•	actual and perceived changes in the supply of and demand for oil and natural gas;

•	political stability and policies of oil-producing countries;

•	finding and development costs of operators;

•	decline and depletion rates for oil and natural gas wells; and

•	seasonal weather conditions that temporarily curtail drilling operations.

Changes in any of these factors could adversely impact our financial condition, results of operations or cash flows.

A significant portion of our revenue is derived in markets outside of North America.

We are a multinational oilfield service company and generates the majority of our oilfield revenues in markets outside of North America. Changes in conditions within certain countries that have historically experienced a high degree of political and/or economic instability could adversely impact our operations in such countries and as a result our financial condition, results of operations or cash flows. Additional risks inherent in our non-North American business activities include:

•	changes in political and economic conditions in the countries in which we operate, including civil uprisings, riots and terrorist acts;

•	unexpected changes in regulatory requirements affecting oil and natural gas exploration and development activities;

•	fluctuations in currency exchange rates and the value of the U.S. dollar;

•	restrictions on repatriation of earnings or expropriation of property without fair compensation;

•	governmental actions that result in the deprivation of contract or proprietary rights in the countries in which we operate; and

•	governmental sanctions.

We operate in a highly technical and competitive environment.

We operate in a highly competitive business environment. Accordingly, demand for our products and services is largely dependent on our ability to provide leading-edge, technology-based solutions that reduce the operator’s overall cost of developing energy assets. If competitive or other market conditions impact our ability to continue providing superior-performing product offerings, our financial condition, results of operations or cash flows could be adversely impacted.

Regulatory compliance costs and liabilities could adversely impact our earnings and cash available for operations.

We are exposed to a variety of federal, state, local and international laws and regulations relating to matters such as the use of hazardous materials, health and safety, labor and employment, import/export control, currency exchange, bribery, corruption and taxation, and environmental, including laws and regulations governing air emissions, water discharge and waste management. These laws and regulations are complex, change frequently and have tended to become more stringent over time. In the event the scope of these laws and regulations expand in the future, the incremental cost of compliance could adversely impact our financial condition, results of operations or cash flows. For example, the adoption of more stringent laws and regulations curtailing the level of oil and natural gas exploration and development activities could adversely affect our operations by limiting demand for its products and services.

Our industry is experiencing more litigation involving claims of infringement of intellectual property rights.

Over the past few years, the industry in which we operate has experienced increased litigation related to the infringement of intellectual property rights. Although no material matters are pending or threatened at this time, we, as well as certain of our competitors, have been named as defendants in various intellectual property matters in the past. These types of claims are typically costly to defend, involve monetary judgments that, in certain circumstances, are subject to being enhanced and are often brought in venues that have proved to be favorable to plaintiffs. If we are unsuccessful in defending any intellectual property claims, it could adversely impact our results of operations and cash flows.

USE OF PROCEEDS

We expect the net proceeds from this offering to be approximately $991.2 million, after deducting the underwriting discounts and estimated offering expenses payable by us. We expect proceeds from the funding of our new $525.0 million senior unsecured term loan facility to be approximately $519.7 million, after deducting costs and expenses in connection with the funding. We intend to use the net proceeds of this offering, together with the net proceeds from our unsecured term loan facility, (1) to repay all of the outstanding $1.0 billion senior unsecured bridge loan facility which was used to fund a portion of the cash consideration of the W-H acquisition, (2) to repay outstanding indebtedness under our $400.0 million unsecured revolving credit facility, which we refer to as our U.S. revolving credit facility, which as of March 13, 2009, was $235.0 million and (3) to the extent such proceeds are sufficient, for general corporate purposes.

Affiliates of some of the underwriters participating in this offering are lenders under our $1.0 billion senior unsecured bridge loan facility, and affiliates of some of the underwriters participating in this offering are lenders under our U.S. revolving credit facility. As of December 31, 2008, our $1.0 billion senior unsecured bridge loan facility had a weighted average interest rate of 2.76% per year. Our $1.0 billion senior unsecured bridge loan facility has a term of 364 days and matures on August 19, 2009.

Our U.S. revolving credit facility is provided by a syndicate of eight financial institutions that expires on May 5, 2010. At December 31, 2008, total borrowings outstanding under our U.S. revolving credit facility equaled $260.0 million and had a weighted average interest rate of 1.58% per year. Our U.S. revolving credit facility is primarily used to finance working capital requirements as well as capital expenditures, dividends and other general funding needs.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of December 31, 2008 on a historical basis. The table also includes amounts on an as adjusted basis to reflect this offering, the funding of our new $525.0 million senior unsecured term loan facility and the anticipated application of the net proceeds from this offering, together with the net proceeds from the funding of our senior unsecured term loan facility, of $1.5 billion as described under “Use of Proceeds.” You should read this table in conjunction with our consolidated financial statements and notes to the consolidated financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus.

As of December 31, 2008
(in thousands, except par value data)	Actual	As adjusted

Cash and cash equivalents	$162,508	$413,447

Short-term debt	$1,366,296	$403,796

Long-term debt:
Public notes	$495,000	$1,495,000
Bank revolvers payable	260,000	—
Term loans and other	685,525	1,173,025

Total long-term debt	1,440,525	2,668,025

Minority interests	1,310,970	1,310,970
Stockholders’ equity:
Preferred stock, $1 par value; authorized 5,000 shares; no shares issued and outstanding	–	–
Common stock, $1 par value; authorized 500,000 shares; issued and outstanding 236,726 shares	236,726	236,726
Additional paid-in capital	1,975,102	1,975,102
Retained earnings	2,885,792	2,885,792
Accumulated other comprehensive income	(73,833)	(73,833)
Less treasury securities, 17,616 common shares	(474,448)	(474,448)

Total	4,549,339	4,549,339

Total Capitalization	$8,667,130	$8,932,130

DESCRIPTION OF THE NOTES

This description of the notes is intended to be a useful overview of the material provisions of the notes, the indenture and it supplements and, to the extent inconsistent therewith replaces, the description of the general terms and provisions of debt securities set forth under “Description of Debt Securities” in the accompanying prospectus. Since this description of notes is only a summary, you should refer to the indenture and its supplements for a complete description of our obligations and your rights.

General

We will issue the notes as two separate series of debt securities under an indenture dated as of September 8, 1997 that we have entered into with The Bank of New York Mellon, as trustee, as supplemented by a first supplemental indenture between us and the trustee. Although for convenience, the 2014 notes and the 2019 notes are referred to as “notes,” each will be issued as a separate series and will not together have any class voting rights. Accordingly, for purposes of this Description of the Notes, references to the “notes” shall be deemed to refer to each series of notes separately, and not to the 2014 notes and the 2019 notes on any combined basis.

The 2014 notes will mature on March 15, 2014 and the 2019 notes will mature on March 15, 2019. We:

•	will pay interest on March 15 and September 15 of each year, commencing September 15, 2009;

•	will pay interest to the person in whose name the note is registered at the close of business on the 15th calendar day preceding the interest payment date, whether or not a business day; and

•	may make payments by wire transfer for notes held in book-entry form or by check mailed to the address of the person entitled to the payment as it appears in the note register.

The 2014 notes are limited initially to $300.0 million in aggregate principal amount and the 2019 notes are limited initially to $700.0 million in aggregate principal amount. We may, however, “reopen” either series of notes and issue an unlimited principal amount of additional notes in the future.

We will issue the notes only in fully registered form, without coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000. The notes will not be subject to any sinking fund or mandatory redemption provisions.

Interest

The notes will bear interest from March 19, 2009 at the annual rates stated on the cover page of this prospectus supplement. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable is not a business day, we will pay that interest on the next business day without any interest or other payment due to the delay.

Ranking

The notes will be senior unsecured obligations. The notes will rank equally with all of our existing and future senior unsecured indebtedness. The notes will be effectively subordinated in right of payment to the liabilities of our subsidiaries, including claims of trade creditors and tort claimants. We conduct a substantial portion of our operations through our subsidiaries. Accordingly, we rely on dividends and cash advances from subsidiaries to provide funds necessary to meet our obligations, including the payment of principal and interest on the notes. The ability of any subsidiary to pay dividends or make cash advances is subject to applicable laws and the financial condition and operating requirements of such subsidiary.

As of December 31, 2008, as adjusted to give effect to the issuance of the notes, the expected funding under our new $525.0 million senior unsecured term loan facility and the expected use of proceeds received, we would have had $3.1 billion of consolidated debt. See “Use of Proceeds” and “Capitalization.” After excluding $29.3 million of debt owed by a majority owned publicly traded company which we consolidate for financial reporting purposes, approximately $1.9 billion of our consolidated debt (which excludes the notes in this offering) would have ranked equally with the notes. Approximately $147.8 million of the consolidated debt would have been owed by subsidiaries and therefore effectively senior to the notes. In any liquidation, reorganization or insolvency proceeding involving us, your claim as a holder of notes will be effectively junior to the claims of holders of any debt or preferred stock of our subsidiaries.

Optional Redemption

We will have the right to redeem the notes of each series, in whole or in part at any time, at a redemption price equal to accrued interest thereon to the date of redemption plus the greater of (i) 100% of the principal amount of such notes or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points with respect to any 2014 notes being redeemed and at the Treasury Rate plus 50 basis points with respect to any 2019 notes being redeemed.

Definitions

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated yield (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the trustee after consultation with the Company.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

“Reference Treasury Dealers” means J.P. Morgan Securities Inc., Banc of America Securities LLC and the Primary Treasury Dealer selected by Wachovia Capital Markets, LLC and their affiliates which are primary U.S. Government securities dealers, and their respective successors; provided, however, that if any of J.P. Morgan Securities Inc., Banc of America Securities LLC and the Primary Treasury Dealer selected by Wachovia Capital Markets, LLC or their respective affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer.

Redemption Procedures

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption. In the event that any redemption date is not a business day, we will pay the redemption price on the next business day without any interest or other payment due to the delay.

Repurchase at the Option of Holders Upon Change of Control Repurchase Event

If a Change of Control Repurchase Event (as defined below) occurs, unless we have exercised our right to redeem the notes as described above, we will make an offer (a “Change of Control Offer”) to each holder of notes to repurchase all or any part (in amounts of $2,000 and integral multiples of $1,000 in excess thereof) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of purchase (the “Change of Control Payment”). Within 30 days following the consummation of any Change of Control Repurchase Event or, at our option, prior to the consummation of any Change of Control (as defined below), but after the public announcement of an impending Change of Control, we will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”). The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

The Change of Control Repurchase Event mechanism only applies to the notes being offered pursuant to this prospectus supplement and does not apply to our existing senior unsecured indebtedness. This provision may or may not apply to any of our future senior unsecured indebtedness that we may elect to issue.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes (in amounts of $2,000 and integral multiples of $1,000 in excess thereof) properly tendered pursuant to our Change of Control Offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered and not withdrawn; and

•	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officer’s certificate stating the aggregate principal amount of notes being purchased by us.

The paying agent will promptly mail to each holder of properly tendered notes the repurchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided, that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 above that amount.

We will not be required to make a Change of Control Offer upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for a Change of Control Offer made by us and such third party purchases all notes properly tendered and not withdrawn under its Change of Control Offer. In the event that such third party terminates or defaults on its Change of Control Offer, we will be required to make a Change of Control Offer treating the date of such termination or default by such third party as though it were the date of the Change of Control Repurchase Event.

We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

Definitions

“Below Investment Grade Rating Event” means the rating on the notes is lowered by each of the Rating Agencies and the notes are rated below Investment Grade by each of the Rating Agencies on any date from the date of the first public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the consummation of a Change of Control (which period shall be extended following the consummation of a Change of Control so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below

Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if any of the Rating Agencies making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation, arrangement or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries taken as a whole to any “person” (as that term is used for purposes of Section 13(d)(3) of the Exchange Act), other than us or one or more of our subsidiaries;

(2) the consummation of any transaction or series of related transactions (including, without limitation, any merger, amalgamation, arrangement or consolidation) the result of which is that any “person” (as that term is used for purposes of Section 13(d)(3) of the Exchange Act), other than us or one of our wholly owned subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of our then outstanding Voting Stock, measured by voting power rather than number of shares;

(3) we consolidate, amalgamate or enter into an arrangement with, or merge with or into, any Person (as defined in the indenture), or any Person consolidates, amalgamates or enters into an arrangement with, or merges with or into, us, in any such event pursuant to a transaction or series of transactions in which any of our outstanding Voting Stock or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

(4) the first day on which a majority of the members of our Board of Directors is not comprised of Continuing Directors (as defined below); or

(5) the adoption of a plan relating to our liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control under clause (2) above if (a) we become a direct or indirect wholly owned subsidiary of a holding company and (b) immediately following that transaction (y) the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of our Voting Stock outstanding immediately prior to that transaction or (z) the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the holding company immediately after giving effect to such transaction.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our properties and assets and of those of our subsidiaries taken as a whole to another person or group may be uncertain.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (1) was a member of such Board of Directors on the date of the issuance of the notes; or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service Inc.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us as a replacement agency for Moody’s or S&P, as the case may be, and that is reasonably acceptable to the trustee.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Voting Stock” means all classes of Capital Stock of a Person then outstanding normally entitled to vote in elections of directors or Persons performing similar functions, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

Restrictive Covenants

We have agreed to two principal restrictions on our activities for the benefit of holders of the notes. Unless waived or amended, the restrictive covenants described in the accompanying prospectus under “Description of Debt Securities—Certain Covenants—Limitation on Indebtedness Secured by a Lien” and “—Limitation on Sale and Lease-Back Transactions” will apply as long as any of the 2014 notes or the 2019 notes, as applicable, are outstanding.

Book-Entry Delivery and Settlement

We will issue the notes of each series in the form of one or more permanent global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of The Depository Trust Company and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee in accordance with the FAST Balance Certificate Agreement between DTC and the trustee.

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global notes through DTC either directly if they are participants in DTC or indirectly through organizations that are participants in DTC.

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act;

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•	direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations;

•	access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

•	the rules applicable to DTC and its participants are on file with the SEC.

We have provided the following descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. None of us, the underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•	ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not:

•	be entitled to have notes represented by that global note registered in their names;

•	receive or be entitled to receive physical delivery of definitive notes; or

•	be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee.

Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global note.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Payments on the notes represented by a global note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds.

Definitive Notes

We will issue notes in definitive form to each person that DTC identifies as the beneficial owner of the notes represented by a global note upon surrender by DTC of the global note if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for the global note, and we have not appointed a successor depositary within 90 days of that notice;

•	an event of default has occurred and is continuing, and DTC requests the issuance of notes in definitive form; or

•	we determine not to have the notes represented by a global note.

The trustee and us will not be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

EXECUTIVE AND DIRECTOR COMPENSATION OVERVIEW

This executive and director compensation overview is intended to be a useful overview of the material compensation paid by us to certain of our executive officers and our directors for services rendered during 2008. Because this executive and director compensation overview is only a summary, it does not include all of the information that is required by, and will be included in, the executive compensation section of our proxy statement to be filed in 2009. This information should be read in conjunction with all of the other information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus.

Executive Compensation

The following table shows compensation for 2008 for our principal executive officer, principal financial officer, and the next three most highly compensated executive officers as of December 31, 2008.

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)(1)	($)(2)	($)(2)	($)(3)	($)	($)(4)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Doug Rock(5) Chairman of the Board, Chief Executive Officer, President and Chief Operating Officer	2008	$1,347,115	$0	$5,214,395	$175,798	$1,341,600	$4,212	$820,690	$8,903,810
Margaret K. Dorman Executive Vice President, Chief Financial Officer and Treasurer	2008	$578,011	$0	$1,284,636	$32,707	$391,592	$0	$194,860	$2,481,806
Donald McKenzie(6) President and Chief Executive Officer, M-I SWACO	2008	$609,463	$0	$2,021,422	$2,862	$396,724	$0	$295,705	$3,326,176
Bryan L. Dudman Executive Vice President and President, Smith Drilling and Evaluation	2008	$631,092	$0	$1,284,636	$19,624	$220,513	$0	$185,143	$2,341,008
John J. Kennedy President and Chief Executive Officer, Wilson	2008	$435,692	$0	$909,706	$32,707	$546,000	$0	$139,219	$2,063,324

(1)	Performance-based cash bonuses paid pursuant to our Executive Officer Annual Incentive Plan are included in column (g).

(2)	The amounts in column (e) and (f) reflect the dollar value recognized in our financial statements for the fiscal year ended December 31, 2008 per FAS 123R for equity awards made pursuant to our Third Amended and Restated 1989 Long-Term Incentive Compensation Plan, or LTICP, ignoring the FAS 123R assumption for non-vested forfeitures.

(3)	The amounts in column (g) reflect the cash bonus awards paid to the named individuals in 2009 for the 2008 performance year under our Executive Officer Annual Incentive Plan.

(4)	The amounts in column (i), which include our contributions to the Supplemental Executive Retirement Plan, or SERP, and the 401(k) Plan and perquisites, are itemized below:

					Life
				Perquisite	Insurance
	SERP	401(k)		Allowance(a)	Premiums

D. Rock	$749,252	$21,769		$33,980	$15,689
M. Dorman	$151,948	$13,719		$27,327	$1,866
D. McKenzie	$239,772	$19,388	(b)	$26,500	$10,045
B. Dudman	$136,393	$17,169		$27,327	$4,254
J. Kennedy	$85,282	$27,000		$22,453	$4,484

(a)	These amounts include a specified dollar amount for an automobile allowance, financial planning and tax preparation, mobile phone, medical reimbursement, club memberships and legal counseling that may be used at the discretion of each individual, as well as a $3,000 allowance for an annual executive physical that is paid for by us.

(b)	Includes $4,519 in profit sharing contributions from M-I SWACO.

(5)	Effective January 1, 2009, Mr. Rock became a special advisor to our Chief Executive Officer, and John Yearwood became Chief Executive Officer, President and Chief Operating Officer. Mr. Rock remains our Chairman of the Board.

(6)	Effective January 1, 2009, Mr. McKenzie became an advisor to Smith, and Christopher I.S. Rivers became President and Chief Executive Officer of M-I SWACO.

Effective January 1, 2009, John Yearwood was appointed to serve as our Chief Executive Officer, President and Chief Operating Officer. His annual base salary for 2009 is $1,000,000 and his annual performance-based cash bonus target under our Executive Officer Annual Incentive Plan is 100% of his base salary. His compensation for the 2008 year is discussed below under the heading “Director Compensation”.

Change in Executive Compensation Policies

Generally, our compensation and benefits committee, which we refer to in this prospectus supplement as our compensation committee, makes compensation decisions for the upcoming fiscal year in December of each year. In December 2008, the global business environment was significantly deteriorating and the economic outlook was extremely volatile, particularly as related to projections for oil price and rig count. In addition, the market value of our common stock had declined significantly from the beginning of 2008, as had that of the S&P 500 index, the Philadelphia Oil Service Index and our peer companies, including those of our executive compensation benchmarking group. When approving the December 2008 equity awards, our compensation committee considered the possibility that global industry conditions, along with general economic market conditions, could worsen beyond any then-current projection. In that case, 2009 performance targets may not be reasonably achievable for non-business related reasons outside the control or influence of management, resulting in a zero payout for all performance-based compensation. Historically, we had granted equity awards to our executive officers that were 100% performance-based. To ensure the retention value of the 2009 equity pay component, particularly during these uncertain market conditions, our compensation committee granted 20% of the total equity awards as time-based restricted stock units for all executive officers except our Chief Executive Officer, Mr. Yearwood. The remaining 80% of the equity awards continued to consist of performance-based restricted stock units. Mr. Yearwood received only performance-based restricted stock units. In addition, because of the drop in the market value of our common stock as compared to historic levels, our compensation committee lowered the total equity grant amounts to the executive officers by 8.66%. As part of his new employment agreement, Mr. Rock did not receive any equity awards in December 2008.

Director Compensation

Set forth below is a summary of the dollar values of the total annual compensation attributable to each non-employee director’s service to Smith during 2008.

						Change in
						Pension
	Fees					Value and
	Earned				Non-Equity	Nonqualified
	or Paid	Stock		Option	Incentive Plan	Deferred	All Other
	in Cash	Awards		Awards	Compensation	Compensation	Compensation		Total
Name	($)	($)		($)	($)	Earnings	($)		($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)

G. Clyde Buck(1)	$44,000	$221,891		$0	$0	$0	$0		$265,891
Loren Carroll	$61,231	$200,035		$0	$0	$0	$0		$261,266
Dod A. Fraser	$135,750	$221,891		$0	$0	$0	$5,000	(2)	$362,641
James R. Gibbs	$139,000	$221,891		$0	$0	$0	$0		$360,891
Robert Kelley	$129,000	$0	(3)	$0	$0	$0	$1,000	(2)	$130,000
Luiz Rodolfo Landim Machado	$46,500	$200,010		$0	$0	$0	$0		$246,510
John Yearwood	$85,500	$221,891		$0	$0	$0	$0		$307,391

(1)	Mr. Buck served as a director until May 13, 2008.

(2)	These amounts represent matching educational gifts made on behalf of Mr. Fraser and Mr. Kelley, as indicated.

(3)	Mr. Kelley deferred the receipt of his annual stock award until his retirement from our board.

On August 25, 2008, Mr. Yearwood became an employee of Smith and from that point no longer received separate fees for his service as a director. His total compensation for non-director services rendered to Smith during 2008 was $991,437, which includes base salary of $250,923, a cash bonus of $250,000, the FAS 123R value of restricted stock unit awards made pursuant to the LTICP of $456,372, contributions to the SERP of $15,543, contributions to the 401(k) of $8,770, life insurance premiums of $920 and perquisites of $8,909.

Mr. Carroll served as an employee of Smith until April 30, 2008, during which time he received no separate fees for his service as a director. His total compensation for non-director services rendered to Smith during 2008 was $1,130,823, which includes base salary of $77,951, a cash bonus of $28,997, the FAS 123R value of option awards made pursuant to the LTICP of $15,053, a credit in the amount of $40,817 for the FAS 123R value of cancelled restricted stock unit awards made pursuant to the LTICP, contributions to the SERP of $45,569, contributions to the 401(k) of $14,516, life insurance premiums of $1,281, a lump sum in the amount of $25,442 for perquisites, severance in the amount of $19,232 and a payment of $943,599 as consideration for a two-year non-competition agreement.

Mr. Buck has served as an advisory director at the request of our board since his retirement as a director. In 2008, as compensation for his services as advisory director, Mr. Buck was paid $73,000 in an annual cash retainer and for board and committee meetings attended in person or telephonically.

IMPORTANT U.S. FEDERAL TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income and estate tax considerations of the acquisition, ownership and disposition of the notes by an initial beneficial owner of the notes and does not purport to be a complete analysis of all potential tax effects. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations, as of the date hereof, all of which are subject to change, possibly with retroactive effect, and are subject to different interpretations.

In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:

•	financial institutions,

•	insurance companies,

•	regulated investment companies,

•	real estate investment trusts,

•	persons liable for the alternative minimum tax,

•	traders in securities that elect the mark-to-market method of accounting for their securities holdings,

•	tax-exempt organizations,

•	dealers in securities or currencies,

•	certain persons whose functional currency is not the U.S. dollar,

•	U.S. expatriates, or

•	persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction.

This discussion is limited to initial holders who purchase the notes for cash at the “issue price” (the first price to the public, not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers, at which a substantial amount of the notes are sold for money), and who hold the notes as capital assets (within the meaning of section 1221 of the Code). If a partnership (or other pass-through entity) holds notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership (or other pass-through entity). If you are a partnership (or other pass-through entity) or an equity owner of such entity acquiring the notes, you should consult your own tax advisor about the U.S. federal income and estate tax consequences of acquiring, holding and disposing of the notes. This discussion also does not address the tax considerations arising under the laws of any foreign, state, local, or other jurisdiction. No rulings from the IRS have or will be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

INVESTORS CONSIDERING THE PURCHASE OF NOTES ARE STRONGLY ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF STATE, LOCAL OR FOREIGN TAX LAWS AND TAX TREATIES.

Consequences to U.S. holders

You are a “U.S. holder” for purposes of this discussion if you are a beneficial owner of a note and you are for U.S. federal tax purposes:

•	an individual who is a U.S. citizen or U.S. resident alien, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the U.S., any state thereof, or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust (1) if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

Interest on the notes

The notes will be issued without original issue discount for U.S. federal income tax purposes. Accordingly, if you are a U.S. holder, you will generally be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with your regular method of accounting for U.S. federal income tax purposes.

Disposition of the notes

You will generally recognize capital gain or loss on the sale, redemption, exchange, retirement or other disposition of a note. This gain or loss will equal the difference between your adjusted tax basis in the note and the proceeds you receive, excluding any proceeds attributable to accrued interest which will be recognized as ordinary interest income to the extent you have not previously included the accrued interest in income. The proceeds you receive will include the amount of any cash and the fair market value of any other property received for the note. Your adjusted tax basis in a note will generally be the cost for that note less any principal payments received by such holder. The gain or loss will be long-term capital gain or loss if you held the note for more than one year. Long-term capital gains of individuals, estates and trusts currently are taxed currently at a maximum rate of 15%, subject to possible adjustment in future taxable years. The deductibility of capital losses may be subject to limitation.

U.S. Federal Estate Tax

Notes owned by an individual who is a U.S. holder at the time of the individual’s death will be subject to United States federal estate tax.

Information reporting and backup withholding

Information reporting will apply to payments of interest and principal on notes and proceeds of the sale or other disposition of notes held by you (unless you are an exempt recipient such as a corporation), and backup withholding (currently at a rate of 28%) may apply unless you provide the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you provide the required information or appropriate claim form to the Internal Revenue Service (“IRS”).

Consequences to non-U.S. holders

You are a non-U.S. holder for purposes of this discussion if you are a beneficial owner of notes (other than a partnership) and you are not a U.S. holder.

Interest on the notes

If you are a non-U.S. holder, payments of interest on the notes generally will be exempt from withholding of U.S. federal income tax of 30% (or, if applicable, a lower treaty rate) under the “portfolio interest” exemption if you properly certify as to your foreign status as described below, and:

•	interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

•	you do not own, actually or constructively, 10% or more of the total combined voting power of our voting stock and you are not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	you are not a “controlled foreign corporation” that is related to us.

The portfolio interest exemption and several of the special rules for non-U.S. holders described below generally apply only if you appropriately certify as to your foreign status. You can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN (or successor form) or appropriate substitute form to us, or our paying agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to the foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to a 30% U.S. federal withholding tax, unless you provide us with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of an applicable tax treaty, or the payments of interest are effectively connected with your conduct of a trade or business in the U.S. and you meet the certification requirements described below. See “—Income or gain effectively connected with a U.S. trade or business.”

Disposition of the notes

You generally will not be subject to U.S. federal income tax on any gain realized on the sale, redemption, exchange, retirement or other disposition of a note unless:

•	the gain is effectively connected with the conduct by you of a U.S. trade or business (and in the case of an applicable tax treaty, attributable to your permanent establishment in the U.S.); or

•	you are an individual who has been present in the U.S. for 183 days or more in the taxable year of disposition and certain other requirements are met.

Any proceeds received on the sale, redemption, exchange, retirement, or other taxable disposition of a note which is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “Consequences to non-U.S. holders—Interest on the notes.”

Non-U.S. holders that meet any of the ownership requirements discussed above are strongly encouraged to consult their own tax advisors with respect to the U.S. tax consequences of the ownership and disposition of the notes.

Income or gain effectively connected with a U.S. trade or business

The preceding discussion of the tax consequences of the purchase, ownership and disposition of the notes by you generally assumes that you are not engaged in a U.S. trade or business. If any interest on the notes or gain from the sale, exchange or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by you (and in the case of an applicable treaty, attributable to your permanent establishment in the U.S.), then the income or gain will be subject to U.S. federal income tax at regular graduated income tax rates, but will not be subject to U.S. federal withholding tax if, in the case of interest, certain certification requirements are satisfied. You can generally meet the certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to us, or our paying agent. If you are eligible for the benefits of a tax treaty between the U.S. and your country of residence, any “effectively connected” income or gain will generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by you in the U.S. If you are a corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business (and in the case of an applicable tax treaty, attributable to your permanent establishment in the U.S.) also may be subject to a “branch profits tax” at a 30% rate, although an applicable tax treaty may provide for a lower rate.

U.S. Federal Estate Tax

Notes that are owned by an individual at the time of his or her death will, if such individual is not a citizen of the United States or resident of the United States for United States federal estate tax purposes at that time, not be subject to United States federal estate tax if the interest income on the notes would be eligible at that time for the portfolio interest exemption (without regard to the certification of foreign status otherwise required to qualify for the portfolio interest exemption).

Information reporting and backup withholding

Payments to non-U.S. holders of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you.

U.S. backup withholding tax generally will not apply to payments to a non-U.S. holder if the non-U.S. holder certification described in “Consequences to non-U.S. holders— Interest on the notes” is duly provided by the holder or the holder otherwise establishes an exemption, provided that we do not have actual knowledge or reason to know that the holder is a U.S. person. Payment of the proceeds of a sale of a note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify under penalties of perjury as to your foreign status and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the sale of a note effected outside the U.S. by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are a non-U.S. holder and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the sale of a note effected outside the U.S. by such a broker if it:

•	is a U.S. person;

•	derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S.;

•	is a controlled foreign corporation for U.S. federal income tax purposes; or

•	is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by U.S. persons or is engaged in the conduct of a U.S. trade or business.

Any amount withheld under the backup withholding rules may be credited against your U.S. federal income tax liability and any excess may be refundable if the proper information is provided to the IRS. Non-U.S. holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of any procedure for obtaining an exemption from withholding information reporting and backup withholding under current Treasury Regulations.

The preceding discussion of certain U.S. federal income and estate tax considerations is for general information only and is not tax advice. Each prospective investor is strongly encouraged to consult its own tax advisor regarding the particular U.S. federal income and estate, state, local and foreign tax consequences of purchasing, holding, and disposing of our notes, including any proposed change in applicable laws.

UNDERWRITING

We intend to offer the notes through the underwriters named below, for which J.P. Morgan Securities Inc., Calyon Securities (USA) Inc. and Banc of America Securities LLC are acting as representatives. Subject to the terms and conditions contained in a purchase agreement between us and the underwriters, we have agreed to sell to the underwriters and the underwriters severally have agreed to purchase from us, the principal amount of the notes listed opposite their names below.

	Principal amount	Principal amount
Underwriters	of the 2014 notes	of the 2019 notes

J.P. Morgan Securities Inc.	$82,500,000	$192,500,000
Calyon Securities (USA) Inc.	60,000,000	140,000,000
Banc of America Securities LLC	37,500,000	87,500,000
Wachovia Capital Markets, LLC	45,000,000	105,000,000
DnB NOR Markets, Inc.	45,000,000	105,000,000
Fortis Securities LLC	30,000,000	70,000,000

Total	$300,000,000	$700,000,000

The underwriters have agreed to purchase all of the notes sold pursuant to the purchase agreement, subject to certain conditions precedent, if any of these notes are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering prices on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of 0.35% of the principal amount of the 2014 notes and less a concession not in excess of 0.40% of the principal amount of the 2019 notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of 0.25% of the principal amount of the 2014 notes and 0.25% of the principal amount of the 2019 notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

The expenses of the offering, not including the underwriting discount, are estimated to be $1.1 million and are payable by us.

New Issues of Notes

The notes are new issues of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more 2014 notes or 2019 notes, as applicable, than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing such notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, financial advisory and other commercial dealings in the ordinary course of business with us. They have received or may receive customary fees and commissions for these transactions. In addition, from time to time, certain of our underwriters and their affiliates may effect transactions for their own account or the account of customers and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. Affiliates of certain of the underwriters are lenders under our $1.0 billion senior unsecured bridge loan facility and our U.S. revolving credit facility. We intend to use the net proceeds of this offering, together with the net proceeds from our new unsecured term loan facility, to repay all of the indebtedness outstanding under our $1.0 billion unsecured bridge loan facility and to repay outstanding indebtedness under our U.S. revolving credit facility. See “Use of Proceeds.”

Because more than 10% of the net proceeds of this offering may be paid to the underwriters and their affiliates as lenders under our outstanding $1.0 billion senior unsecured bridge loan facility and our U.S. revolving credit facility, this offering will be made in accordance with Rule 5110(h) of the Financial Industry Regulatory Authority, Inc.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Richard E. Chandler, Jr., Senior Vice President, General Counsel and Secretary of our company, and by Gardere Wynne Sewell LLP, our counsel. Certain legal matters will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

PROSPECTUS

Smith International, Inc.

Debt Securities
Common Stock

Units Consisting of Any Combination of
Debt Securities or Common Stock

We may offer and sell the securities listed above from time to time in one or more classes or series and in amounts, at prices and on terms that we will determine at the time of the offering.

This prospectus provides you with a general description of the securities that may be offered. We will provide specific terms of these securities and the manner in which we will sell them in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus.

You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in any of our securities.

Investing in any of our securities involves risk. You should consider the risk factors described in any accompanying prospectus supplement or any of the documents we incorporate by reference.

Our common stock is listed on the New York Stock Exchange under the trading symbol “SII.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated September 23, 2008.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any dealer, salesman or other person to provide you with additional or different information. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information in this prospectus or any prospectus supplement or in any document incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information.

ABOUT THE PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may, over time, offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the terms of the offering and the securities being offered at that time. A prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any accompanying prospectus supplement together with the additional information, described under the heading “Where You Can Find More Information.”

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any prospectus supplement to “Smith,” “Company,” “we,” “us,” and “our” mean Smith International, Inc. and its subsidiaries, on a consolidated basis, unless the context requires otherwise.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus does not contain all of the information included in the registration statement and all of the exhibits and schedules thereto. For further information about the registrants, you should refer to the registration statement. Summaries of agreements or other documents in this prospectus are not necessarily complete. Please refer to the exhibits to the registration statement for complete copies of such documents.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330.

Our common stock is listed on the New York Stock Exchange under the trading symbol “SII.” Our reports, proxy statements and other information may be read and copied at the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we terminate this offering:

•	our annual report on Form 10-K for the year ended December 31, 2007;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008;

•	our current reports on Form 8-K filed with the SEC on April 29, 2008, May 19, 2008, June 5, 2008, June 25, 2008, July 22, 2008, August 15, 2008 and August 25, 2008;

•	the description of our common stock contained in our registration statement on Form 8-B, as filed with the SEC on May 25, 1983, as amended by Form 8 filed on August 26, 1991, including any additional amendments that we may have filed in the past, or may file in the future, for the purpose of updating the description of our common stock; and

•	the description of our preferred share purchase rights set forth in our registration statement on Form 8-A12B, filed with the SEC on June 15, 2000, including all amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing us at the following address or calling us at the following number:

Smith International, Inc.
16740 East Hardy Road
Houston, Texas 77032
Attention: Investor Relations
(281) 443-3370

FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus, any prospectus supplement and the documents we incorporate by reference herein and therein are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements can generally be identified as such because of the context of the statement or because the statement will include words such as we “intend,” “plan,” “may,” “should,” “will,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “continue,” “potential,” “opportunity,” “project,” similar terms or words of similar import. Similarly, statements that describe our future plans, objectives or goals or future revenues or other financial metrics are also forward-looking statements. These statements are based on certain assumptions and analyses that we believe are appropriate under the circumstances. Management believes these forward-looking statements are reasonable. However, we cannot guarantee that we actually will achieve these plans, intentions or expectations. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any of them in light of new information, future events or otherwise. Such forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those anticipated as of the date of this prospectus, any prospectus supplement or the documents we incorporate by reference herein and therein, as applicable. These risks, uncertainties and factors that could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	general economic and business conditions;

•	the level of oil and natural gas exploration and development activities;

•	global economic growth and activity;

•	political stability of oil-producing countries;

•	finding and development costs of operations;

•	decline and depletion rates for oil and natural gas wells;

•	seasonal weather conditions;

•	industry conditions; and

•	changes in laws or regulations.

These risks and uncertainties, along with the risk factors discussed in the prospectus supplement or the documents we incorporate by reference, should be considered in evaluating the forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements in this section. You should not unduly rely on these forward-looking statements, which speak only as of the date such statements are made. You should, however, review the factors and risks we describe in the reports we file from time to time with the SEC.

ABOUT OUR COMPANY

Smith International, Inc. is one of the largest global providers of products and services used by operators during the drilling, completion and production phases of oil and natural gas development activities. We provide a comprehensive line of technologically-advanced drilling-related product offerings, including drilling fluid systems, environmental and waste-management services, three-cone and diamond drill bits, drilling tubulars as well as directional drilling, measurement-while-drilling and logging-while-drilling services. We also provide a broad range of products and services used by exploration and production companies to complete and produce wells, including completion fluids and tools, oilfield production chemicals, coiled tubing services, liners and packers. Our distribution operations provide supply-chain management solutions through an extensive North American branch network providing pipe, valves and fittings as well as mill, safety and other maintenance products.

Smith International, Inc. was incorporated in the state of California in January 1937 and reincorporated under Delaware law in May 1983. Our executive offices are headquartered at 16740 East Hardy Road, Houston, Texas 77032 and our telephone number is (281) 443-3370. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are made available free of charge on our Internet website at www.smith.com as soon as reasonably practicable after we have electronically filed such material with, or furnished it to, the SEC. Our Corporate Governance Guidelines, Code of Business Conduct and Ethics and the charters of the Audit Committee, Compensation and Benefits Committee and Nominating and Corporate Governance Committee are also available on the Investor Relations section of our Internet website. We intend to disclose on our website any amendments or waivers to our Code of Business Conduct and Ethics that are required to be disclosed pursuant to Item 5.05 of Form 8-K. Printed copies of these documents are available to stockholders upon request.

USE OF PROCEEDS

Unless we specify otherwise in a prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes, including working capital, the repayment or refinancing of our indebtedness, future acquisitions and capital expenditures. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of the offering and will be described in a prospectus supplement. A description of any indebtedness to be refinanced with the proceeds from the sale of the securities will be set forth in a prospectus supplement. Until we apply the net proceeds for specific purposes, we may invest the net proceeds in short-term or marketable securities.

RATIO OF EARNINGS TO FIXED CHARGES

Our unaudited ratio of earnings to fixed charges for the periods indicated are set forth below.

	Six Months Ended June 30,		Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003

Ratio
Ratio of earnings to fixed charges(1)	19.45	15.67	16.66	14.78	12.76	9.50	7.02
Ratio of earnings to fixed charges, as adjusted(2)	17.31	13.85	14.74	13.15	10.84	7.80	5.49

(1)	For purposes of computing the ratio of earnings to fixed charges, “earnings” consist of “income before income taxes and minority interests,” which includes earnings allocable to the minority interest ownership partners, plus fixed charges. “Fixed charges” consist of interest expensed and capitalized, amortized discounts and capitalized expenses related to indebtedness and the portion of rental expense estimated to represent a reasonable approximation of the interest component.

(2)	We derive a substantial portion of our earnings from M-I SWACO and other majority-owned joint venture operations, which are properly consolidated for financial reporting purposes. We have supplemented the required disclosure and adjusted the Ratio of Earnings to Fixed Charges calculation to eliminate our minority partners’ ownership interest in “earnings” and “fixed charges” in order to reflect coverage levels on a Company-only basis. The Ratio of Earnings to Fixed Charges, as adjusted, should be viewed in addition to, and not as an alternative for, our consolidated ratio as presented in (1) above.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $1.00 per share, and 5,000,000 shares of preferred stock, par value $1.00 per share. As of September 17, 2008, there were 218,854,442 shares of our common stock outstanding, net of shares held in treasury, and held of record by approximately 1,785 stockholders, and no shares of preferred stock were outstanding. On such date, 1,170,365 shares of our common stock were subject to outstanding options, 1,055,456 shares of common stock were subject to outstanding performance-based restricted stock units, 813,280 shares of common stock were subject to outstanding time-based restricted stock units, and 5,130,762 shares of common stock were unassigned and available for grant.

The following description of the terms of our common stock and preferred stock is not complete and is qualified in its entirety by reference to our restated certificate of incorporation, as amended, and our amended and restated bylaws, each of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Common Stock

Holders of our common stock are entitled to receive dividends declared by the board of directors out of funds legally available for the payment of dividends, subject to the rights of holders of preferred stock. In the first two fiscal quarters of 2008, we declared a dividend of $0.12 per share per quarter, increased from $0.10 per quarter in each fiscal quarter of 2007 and $0.08 per quarter in each fiscal quarter of 2006. Each holder of our common stock is entitled to one vote per share. Upon any liquidation, dissolution or winding-up of our business, the holders of our common stock are entitled to share equally in all assets available for distribution after payment of all liabilities and provision for liquidation preference of any shares of preferred stock then outstanding. The holders of our common stock have no preemptive rights and no rights to convert their common stock into any other securities. There are also no redemption or sinking fund provisions applicable to our common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “SII.” The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the following terms of the preferred stock:

•	designations, powers, preferences and privileges;

•	relative participating, optional or special rights; and

•	the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences.

Any or all of these rights may be greater than the rights of our common stock. Our board of directors has designated 650,000 shares of preferred stock “Series A Junior Participating Preferred Stock,” which shares are issuable upon certain events specified in Smith’s rights plan, as described below.

Our board of directors, without stockholder approval, may issue preferred stock with voting, conversion or other rights that could negatively affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of Smith or make it more difficult to remove Smith’s management. Additionally, the issuance of our preferred stock may have the effect of decreasing the market price of our common stock.

Rights Plan

On June 8, 2000, we adopted a Rights Agreement. As part of the Rights Agreement, our board of directors declared a dividend of one junior participating preferred share purchase right for each share of our common stock outstanding on June 20, 2000. Our board of directors also authorized the issuance of one share purchase right for each share of our common stock issued after June 20, 2000 until the occurrence of certain events.

The share purchase rights are exercisable upon the occurrence of certain events related to a person acquiring or announcing the intention to acquire beneficial ownership of 20% or more of our common stock. In the event any person becomes an acquiring person, each holder (except an acquiring person) of a share purchase right will be entitled to purchase, at an effective exercise price of $87.50, subject to adjustment, shares of our common stock having a market value of twice the share purchase right’s exercise price. The acquiring person will not be entitled to exercise these share purchase rights. In addition, if at any time after a person has become an acquiring person, we are involved in a merger or other business combination transaction, or sell 50% or more of our assets or earning power to another entity, each share purchase right will entitle its holder to purchase, at an effective exercise price of $87.50, subject to adjustment, shares of common stock of the other entity having a value of twice the share purchase right’s exercise price. After a person or group becomes an acquiring person, but before an acquiring person owns 50% or more of our common stock, our board of directors may extinguish the share purchase rights by exchanging one share of common stock, or an equivalent security, for each share purchase right, other than share purchase rights held by the acquiring person.

In the event the share purchase rights become exercisable and sufficient shares of our common stock are not authorized to permit the exercise of all outstanding share purchase rights, we are required under the Rights Agreement to take all necessary action including, if necessary, seeking stockholder approval to obtain additional authorized shares.

The share purchase rights are subject to redemption at the option of our board of directors at a price of one-quarter of a cent per share purchase right until the occurrence of certain events. The share purchase rights currently trade with our common stock, have no voting or dividend rights and expire on June 8, 2010.

Delaware Law Anti-takeover Provisions

As a Delaware corporation, we are subject to the provisions of Section 203 of the Delaware General Corporation Law. Under Section 203, we generally would be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that the stockholder became an interested stockholder unless:

•	prior to this time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time, the business combination is approved by our board of directors and authorized at an annual or special meeting of our stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a “business combination” includes:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of a corporation’s assets involving the interested stockholder;

•	any transaction that results in the issuance or transfer by the corporation of any of its stock to the interested stockholder, subject to limited exceptions;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation’s capital stock beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding Smith voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Restated Certificate of Incorporation and Bylaw Provisions

Various provisions contained in our restated certificate of incorporation and amended and restated bylaws could delay or discourage some transactions involving an actual or potential change in control of Smith or our management and may limit the ability of our stockholders to remove current management or approve transactions that our stockholders may deem to be in their best interests. These provisions:

•	authorize our board of directors to establish one or more series of undesignated preferred stock, the terms of which can be determined by our board of directors at the time of issuance;

•	divide our board into three classes of directors, with each class serving a staggered three-year term;

•	require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing;

•	provide an advanced written notice procedure with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors;

•	state that special meetings of our stockholders may be called only by our board of directors, the chairman of our board of directors, our chief executive officer, our president, our secretary or any two other officers of our company;

•	provide that certain provisions of our restated certificate of incorporation can be amended only by supermajority vote of the outstanding shares; and

•	allow our directors, and not our stockholders, to fill vacancies on our board of directors, including vacancies resulting from removal or enlargement of our board.

DESCRIPTION OF DEBT SECURITIES

We may offer debt securities that will be issued pursuant to an indenture, dated as of September 8, 1997, between us and The Bank of New York Mellon, as trustee. We may supplement the indenture by supplemental indentures in order to issue new debt securities, change the provisions of the indenture or alter previously issued debt securities. The following is a summary of certain provisions of the indenture and does not contain all of the information that may be important to you. You should read all provisions of the indenture carefully, including the definitions of terms, before you decide to invest in the debt securities. If we refer to particular sections or defined terms of the indenture, we mean to incorporate by reference those sections or defined terms of the indenture. We filed a copy of the indenture as Exhibit 4.1 to our Registration Statement on Form S-3 dated August 22, 1997 (Registration No. 333-34249). See “Where You Can Find More Information.”

General

The debt securities will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness. The following securities have been issued and are outstanding under the indenture:

•	$275,000,000 in aggregate principal amount of 6% senior notes of which $275,000,000 is outstanding and due June 2016; and

•	$250,000,000 in aggregate principal amount of 6.75% senior notes of which $220,000,000 is outstanding and due February 2011.

The indenture does not limit the amount of debt securities that we may issue. We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium, or with an original issue discount. The prospectus supplement will set forth the initial offering price, the aggregate principal amount and the following terms of the debt securities:

•	the title;

•	any limit on the aggregate principal amount of a particular series;

•	the date or dates that principal is payable;

•	the rate or rates of interest and, if applicable, the method used to determine the rate or rates of interest, if any, the date or dates from which interest will accrue, the dates that interest will be payable and the record date for the payment of interest;

•	the place or places where principal and interest will be payable;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option;

•	our obligation, if any, to redeem, repurchase or repay the debt securities pursuant to any sinking fund or similar provisions or at the option of a holder thereof and the period, price and terms and conditions for redemption, repurchase or repayment;

•	the provisions, if any, for the defeasance of the debt securities;

•	the denominations, if other than denominations of $1,000 and any integral multiple thereof;

•	the amount of principal that will be payable upon acceleration, if other than the entire principal amount;

•	the currency of denomination;

•	the designation of the currency or currencies in which payment of principal and interest will be made;

•	if payments of principal or interest are to be made in a currency other than the denominated currency, how the exchange rate will be determined;

•	how the payments of principal or interest will be determined if by reference to an index based on a currency or currencies other than originally denominated or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any addition to or change in the events of default or covenants with respect to the debt securities; and

•	any other terms that will not be inconsistent with the provisions of the indenture.

Form, Exchange, Registration and Transfer; Payment; Book-Entry

We will issue the debt securities in registered form. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

Debt securities of any series will be exchangeable for other debt securities of the same series with the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the registrar. The registrar will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

We will appoint the trustee under the indenture as registrar for our debt securities issued under that indenture. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional registrars for any series of debt securities.

Unless we inform you otherwise in a prospectus supplement, payments on the debt securities will be made in U.S. dollars at the office of the trustee or any paying agent we designate. At our option, we may make payments by check mailed to the holder’s registered address or by wire transfer for global debt securities. Unless we inform you otherwise in a prospectus supplement, we will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in a prospectus supplement, the trustee under the indenture will be designated as our paying agent for payments on debt securities issued under the indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

In most cases, the trustee and paying agent will repay to us upon written request any funds held by them for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment.

We may issue debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue global debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

No Protection in the Event of a Change of Control

Unless otherwise set forth in the prospectus supplement, the debt securities will not contain any provisions that protect the holders of the debt securities in the event of a change of control of us or in the event of a highly leveraged transaction, whether or not such transaction results in a change of control of us.

Certain Covenants

The indenture does not contain any restrictions on our payment of dividends or any financial covenants. The indenture does not contain provisions that would afford holders of the debt securities protection in the event of a transfer of assets to a Subsidiary and incurrence of unsecured debt by that Subsidiary, or in the event of a decline in our credit quality resulting from highly leveraged or other similar transactions involving us.

Limitation on Indebtedness Secured by a Lien. The indenture provides that neither we nor any Subsidiary will create, assume, guarantee or suffer to exist any Indebtedness secured by any lien, pledge, mortgage, security interest, conditional sale or other title retention agreement or other similar encumbrance (“Lien”) on any Principal Property unless we secure or cause our Subsidiary to secure the debt securities equally and ratably with, or prior to, the secured Indebtedness. This restriction will not apply to Indebtedness secured by:

•	Liens on any Principal Property of any Person that exists prior to the time (A) that Person becomes a Subsidiary, (B) that Person merges into or consolidates with a Subsidiary or (C) a Subsidiary merges into or consolidates with that Person in a transaction in which that Person becomes a Subsidiary, provided that the Liens were not created in anticipation of or in connection with any transaction described in clauses (A), (B) or (C);

•	Liens in favor of us or a Subsidiary;

•	Liens on any Principal Property in favor of the United States of America or any state or political subdivision of the United States, or in favor of any other country or any political subdivision of any other country, to secure payment under any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or part of the purchase price or the cost of construction or improvement of the Principal Property subject to those Liens;

•	Liens on any Principal Property subsequently acquired by us or any Subsidiary, contemporaneously with the acquisition of the Principal Property or within 180 days after that acquisition, to secure or provide for the payment of any part of the purchase price, construction or improvement of the Principal Property, or Liens assumed by us or any Subsidiary upon any Principal Property subsequently acquired by us or any Subsidiary that existed at the time of the acquisition of the Principal Property, provided that the amount of any Indebtedness secured by any Lien created or assumed does not exceed the cost to us or our Subsidiary, as the case may be, of the Principal Property covered by that Lien;

•	Liens existing on the date of issuance of the debt securities;

•	Liens representing the extension, renewal or refunding of any Lien referred to in the preceding clauses and the Indebtedness secured by those Liens;

•	Liens for taxes and governmental charges not yet due or that are being contested in good faith;

•	pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements; and

•	any other Lien, so long as the aggregate of all Indebtedness secured by such Liens and the aggregate Value of the Sale and Lease-Back Transactions in existence at that time, not including those in connection with which we have voluntarily retired funded Indebtedness as provided in the indenture, does not exceed 10% of the Consolidated Net Tangible Assets of us and our Subsidiaries. (Indenture Section 10.7).

Limitation on Sale and Lease-Back Transactions. The indenture provides that neither we nor any Subsidiary will enter into any Sale and Lease-Back Transaction with respect to any Principal Property unless either:

•	we or any Subsidiary would be entitled, under our covenant relating to “Limitation on Indebtedness Secured by a Lien,” to create, assume, guarantee or suffer Indebtedness secured by a Lien under any provision of the first five clauses in the preceding paragraph or to incur Indebtedness in a principal amount equal to or exceeding the Value of the Sale and Lease-Back Transaction secured by a Lien on the property to be leased without equally and ratably securing the securities; or

•	we or any Subsidiary, within 120 days after the effective date of the transaction, apply an amount equal to the greater of (1) the net proceeds of the sale of the property subject to the Sale and Lease-Back Transaction and (2) the Value of the Sale and Lease-Back Transaction, to the voluntary retirement of our Indebtedness, which may include the debt securities. (Indenture Section 10.8).

Certain Definitions

“Capital Stock” is defined in the indenture to mean any and all shares, interests, participations or other equivalents in the equity interest in any Person and any rights (other than debt securities convertible into an equity interest), warrants or options to subscribe for or to acquire an equity interest in such Person.

“Consolidated Net Tangible Assets” is defined in the indenture to mean total consolidated assets of us and our Subsidiaries, less (i) current liabilities of us and our Subsidiaries, and (ii) the net book amount of all intangible assets of us and our Subsidiaries.

“Consolidated Subsidiary” is defined in the indenture to mean at any date any Subsidiary the accounts of which are consolidated with ours for financial reporting purposes.

“Indebtedness” is defined in the indenture to mean (i) long-term liabilities representing borrowed money or purchase money obligations as shown on the liability side of a balance sheet, other than liabilities evidenced by obligations under leases, (ii) indebtedness secured by any Lien existing on property owned subject to that Lien, whether or not the secured indebtedness has been assumed and (iii) contingent obligations in respect of, or to purchase or otherwise acquire, any indebtedness of others described in the foregoing clauses (i) or (ii) above, including guarantees and endorsements, other than for purposes of collection in the ordinary course of business of any indebtedness.

“Person” is defined in the indenture to mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or any other entity.

“Principal Property” is defined in the indenture to mean any manufacturing plant, processing plant or any mining facility or property owned or leased by us or any Subsidiary, any Capital Stock or Indebtedness of a Subsidiary or any other property or right owned by or granted to us or any Subsidiary and used or held for use in any of the principal businesses conducted by us or any Subsidiary, except for any such property or right which, in the opinion of our Board of Directors as set forth in a Board resolution adopted in good faith, is not material to the total business conducted by us and our Subsidiaries considered as one enterprise.

“Sale and Lease-Back Transaction” is defined in the indenture to mean the leasing by us or a Subsidiary for a period of more than three years of any Principal Property that has been sold or is to be sold or transferred by us or any Subsidiary to any party, other than us or a Subsidiary.

“Significant Subsidiary” is defined in the indenture to mean any Subsidiary (i) which, as of the close of our fiscal year immediately preceding the date of determination, contributed more than 10% of the consolidated net operating revenues of us and our consolidated Subsidiaries for such year or (ii) the total net tangible assets of which as of the close of such immediately preceding fiscal year exceeded 10% of the Consolidated Net Tangible Assets.

“Subsidiary” of a Person is defined in the indenture to mean (i) a corporation, a majority of whose Voting Stock is at the time, directly or indirectly, owned by that Person, by one or more subsidiaries of that Person or by that Person and one or more subsidiaries of that Person, (ii) a partnership in which that Person or a subsidiary of that Person is, at the date of determination, a general or limited partner of that partnership, but only if that Person or its subsidiary is entitled to receive more than 50% of the assets of that partnership upon its dissolution, or (iii) any other Person, other than a corporation or partnership, in which that Person, directly or indirectly, at the date of determination, has (a) at least a majority ownership interest or (b) the power to elect or direct the election of a majority of the directors or other governing body of that Person.

“Value” is defined in the indenture to mean, with respect to any Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (i) the net proceeds of the sale or transfer of the property leased pursuant to the Sale and Lease-Back Transaction and (ii) the fair value in the opinion of the Board of Directors of the property at the time of entering into the Sale and Lease-Back Transaction, subject to adjustment at any particular time for the length of the remaining initial lease term.

“Voting Stock” is defined in the indenture to mean all classes of Capital Stock of a Person then outstanding normally entitled to vote in elections of directors or Persons performing similar functions, whether at all times or only so long as no senior class of stock has voting power by reason of any contingency.

Consolidation, Merger and Sale of Assets

The indenture provides that we may not consolidate with or merge into any other corporation, or convey, transfer or lease our properties and assets substantially as an entirety to any other party, unless, among other things:

•	the corporation formed by consolidation or into which we merge or the party that acquires by conveyance or transfer, or that leases our properties and assets substantially as an entirety, is organized and existing under the laws of the United States, any State of the United States or the District of Columbia and expressly assumes our obligations on the debt securities and under the indenture by means of an indenture supplemental to the indenture; and

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing. (Indenture Section 8.1).

Events of Default

The following are events of default under the indenture with respect to debt securities of any series:

•	default for 30 days in the payment of any interest on the debt securities;

•	default in the payment of the principal of or premium, if any, on the debt securities when due either at maturity or upon acceleration, redemption or otherwise;

•	default in the deposit of any sinking fund payment, when and as due by the terms of a debt security of that series;

•	default in the performance of any other of the covenants or warranties in the indenture applicable to us that shall not have been remedied for a period of 60 days after notice of default; and

•	the bankruptcy, insolvency or reorganization of us or any Significant Subsidiary. (Indenture Section 5.1)

Within 90 days after the occurrence of any default under the indenture, the trustee is required to notify the holders of the debt securities of the default unless, in the case of any default other than a default in the payment of principal of or premium, if any, or interest on any debt securities, a trust committee of the Board of Directors or responsible officers of the trustee in good faith considers it in the interest of the holders of the debt securities not to do so.

The indenture provides that if an event of default, other than an event of bankruptcy, insolvency or reorganization of us or any Significant Subsidiary, shall have occurred and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of any series then outstanding may declare the entire principal and accrued interest of the debt securities of such series to be due and payable immediately. If an event of bankruptcy, insolvency or reorganization of us or any Significant Subsidiary occurs, the principal amount shall automatically, and without any declaration or other action on the part of the trustee or any holder, become immediately due and payable. Any time after acceleration of the debt securities of any series has been made, but before a judgment or decree for the payment of money based on such acceleration has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of such series, may, under certain circumstances, rescind and annul the acceleration. The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past defaults under the indenture with respect to such series of debt securities, except defaults in payment of principal of or premium, if any, other than by a declaration of acceleration, or interest on the debt securities of such series or provisions that may not be modified or amended without the consent of the holders of all outstanding debt securities of such series.

We are required to furnish to the trustee annually a statement as to our performance of our covenants and agreements under the indenture.

Subject to certain conditions set forth in the indenture, the holders of a majority in principal amount of the then outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee under the indenture in respect of the debt securities. No holder of any debt securities of any series shall have any right to cause the trustee to institute any proceedings, judicial or otherwise, with respect to the indenture or any remedy thereunder unless, among other things, the holder or holders of debt securities shall have offered to the trustee reasonable indemnity against costs, expenses and liabilities relating to such proceedings.

The indenture provides that, in determining whether the holders of the requisite aggregate principal amount of the outstanding debt securities of any series have given, made or taken any request, demand, authorization, direction, notice, consent, waiver or other action thereunder as of any date, debt securities owned by us or any affiliate of ours shall be disregarded and deemed not to be outstanding. In determining whether the trustee shall be protected in relying upon any request, demand, authorization, direction, notice, consent, waiver or other action, only debt securities that a responsible officer of the trustee actually knows to be so owned shall be so disregarded. Debt securities that have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the trustee the pledgee’s right so to act with respect to those debt securities and that the pledgee is not us or any affiliate of ours.

Modification of the Indenture

The indenture provides that we, along with the trustee, may, without the consent of the holders, modify or amend the indenture in order to:

•	evidence the succession of another corporation to us and the assumption by any successor corporation of our covenants in the indenture and in the debt securities;

•	add to our covenants, agreements and obligations for the benefit of the holders of the debt securities;

•	add any additional events of default to the indenture;

•	add to or change any of the provisions of the indenture necessary to permit the issuance of the debt securities in bearer form, registrable as to principal, and with or without interest coupons;

•	evidence and provide for the acceptance of appointment under the indenture by a successor trustee; or

•	cure any ambiguity, or correct or supplement any provision of the indenture that may be inconsistent with any other provision of the indenture, provided the action does not adversely affect the interest of the holders of the debt securities. (Indenture Section 9.1).

We, along with the trustee, may modify or amend the indenture with the consent of the holders of a majority in aggregate principal amount of each series of the debt securities, except that no modification or amendment may, without the consent of the holders of all then outstanding series of debt securities:

•	change the due date of the principal of, or any installment of principal of or interest on, any debt securities of any series;

•	reduce the principal amount of, or any installment of principal or interest or rate of interest on, or any premiums payable on redemption of, any debt securities of any series;

•	reduce the principal amount of any debt securities of any series payable upon acceleration of the maturity of any debt securities;

•	change the place or the currency of payment of principal of, or any premium or interest on, any debt securities of any series;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt securities of any series on or after the due date thereof;

•	reduce the percentage in principal amount of debt securities of any series then outstanding, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

•	modify certain provisions of the indenture regarding the amendment or modification of, or waiver with respect to, any provision of the indenture or the debt securities of any series. (Indenture Section 9.2).

Discharge of the Indenture

The indenture will, upon our written request or order, cease to be of further effect, except as to any surviving rights of registration of transfer or exchange of debt securities expressly provided for in the debt securities, when:

•	either (A) all debt securities authenticated and delivered, other than (1) debt securities that have been destroyed, lost or stolen and that have been replaced or paid and (2) debt securities for whose payment money has been deposited in trust or segregated and held in trust by us and then repaid or discharged from the trust, have been delivered to the trustee for cancellation or (B) all the debt securities not delivered to the trustee for cancellation (1) have become due and payable, (2) will become due and payable at their stated maturity within one year or (3) are to be called for redemption within one year under arrangements satisfactory to the trustee, and we, in the case of (B)(1), (2) or (3), have deposited or caused to be deposited with the trustee, an amount in dollars sufficient to pay and discharge the entire indebtedness on the debt securities not delivered to the trustee for cancellation, for principal and premium, if any, and interest to the date of the deposit, in the case of debt securities that have become due and payable, or to the stated maturity or redemption date, as the case may be;

•	we have paid or caused to be paid all other sums payable by us under the indenture; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture have been complied with. (Indenture Section 4.1).

Defeasance and Covenant Defeasance

Defeasance and Discharge. The indenture provides that we will be discharged from all our obligations with respect to the debt securities of any series, except for certain obligations to exchange or register the transfer of the debt securities of such series, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust, upon the deposit in trust for the benefit of the holders of the debt securities of such series of money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay any installment of principal of and any premium and interest on the debt securities of such series on the stated maturities in accordance with the terms of the indenture and the debt securities. This defeasance or discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities of such series will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge, and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred, accompanied by a ruling to that effect received from or published by the Internal Revenue Service. (Indenture Section 13.2).

Defeasance of Certain Covenants. The indenture provides that we may omit to comply with some of the restrictive covenants described under the captions “Certain Covenants—Limitation on Indebtedness Secured by a Lien” and “Certain Covenants—Limitation on Sale and Lease-Back Transactions” above, and that the omission will be deemed not to be or result in an event of default in each case with respect to each series of debt securities. In order to do so, we will have to deposit, in trust for the benefit of the holders of the debt securities, money or U.S. government obligations, or both, which through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay any installment of the principal of and any premium and interest on the debt securities on the stated maturities in accordance with the terms of the indenture and the debt securities. We will also have to, among other things, deliver to the trustee an opinion of counsel to the effect that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of the deposit and defeasance of the obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit and defeasance had not occurred. In the event we exercise this option with respect to the debt securities and the debt securities are declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations deposited in trust will be sufficient to pay amounts due on the debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities upon any acceleration resulting from the event of default. In that case, we will remain liable for the payments.

The Trustee

The Bank of New York Mellon is the trustee under the indenture. Its address is One Wall Street, New York, N.Y. 10286. We have also appointed the trustee as the initial registrar and as the initial paying agent under the indenture.

The indenture contains limitations on the right of the trustee, should it become a creditor of ours, to obtain payment of claims in some cases, or to realize on property received in respect of any claim as security or otherwise. In the event the trustee acquires any conflicting interest, as defined in the Trust Indenture Act of 1939, however, it must eliminate the conflict or resign.

We maintain a banking relationship in the ordinary course of business with an affiliate of the trustee.

Governing Law

The indenture is, and the debt securities will be, governed by, and construed in accordance with, the internal laws of the State of New York, except as may otherwise be required by mandatory provisions of law, without regard to conflicts of laws principles thereof.

DESCRIPTION OF UNITS

We may offer units consisting of common stock and debt securities. We may issue the units as, and for the period of time specified in the units, the units may be transferable as, a single security only, as distinguished from the separate constituent securities comprising the units. Any units will be offered pursuant to a prospectus supplement that will:

•	identify and designate the title of any series of units;

•	identify and describe the separate constituent securities comprising the units;

•	set forth the price or prices at which the units will be issued;

•	describe, if applicable, the date on and after which the constituent securities comprising the units will become separately transferable;

•	provide information with respect to book-entry procedures, if any;

•	discuss applicable United States federal income tax considerations relating to the units; and

•	set forth any other terms of the units and their constituent securities.

PLAN OF DISTRIBUTION

Any of the securities that may be offered pursuant to this prospectus may be sold in or outside the United States through underwriters or dealers, agents or directly to one or more purchasers.

Sale Through Underwriters or Dealers

If we use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change, from time to time, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If we use dealers in the sale of securities, the securities will be sold directly to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale.

Direct Sales and Sales Through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may sell securities upon the exercise of rights that we may issue to our securityholders. We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities.

We may sell the securities through agents we designate from time to time. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their business.

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement relating to a specific offering of securities, the validity of the securities will be passed upon for us by Gardere Wynne Sewell LLP, 1000 Louisiana, Suite 3400, Houston, Texas 77002-5011. Legal counsel to any underwriters, agents or dealers may pass upon legal matters for them.

EXPERTS

The consolidated financial statements and related financial statement schedule incorporated in this Prospectus by reference from our current report on Form 8-K filed August 15, 2008, and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which report expresses an unqualified opinion on the financial statements and financial statement schedule and includes an explanatory paragraph regarding our adoption of Statement of Financial Accounting Standard No. 123(R), Share-based Payment, on January 1, 2006, SFAS No. 158, “Employers Accounting for Defined Benefit Pension and Other Postretirement Plans” as of December 31, 2006, and Financial Accounting Standards Board Interpretation (“FASB”) No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109” on January 1, 2007) and express an unqualified opinion on the effectiveness of internal control over financial reporting. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$1,000,000,000

Smith International, Inc.

$300,000,000 8.625% Senior Notes due 2014
$700,000,000 9.750% Senior Notes due 2019

PROSPECTUS SUPPLEMENT

March 16, 2009

Joint Book-Running Managers

J.P. Morgan
CALYON
Banc of America Securities LLC
Wachovia Securities

Co-Managers

DnB NOR Markets
Fortis Securities LLC